EXHIBIT 16.1

EUGENE M. EGEBERG, CPA
834 South Milton Avenue
Baltimore, Maryland 21224-3735

January 5, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K/A dated January 5, 2012 of Forex International Trading Corp. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audits for the years ended December 31, 2010 and July 31, 2010, and our reviews of interim financial statements. We cannot confirm or deny that the appointment of Rosen, Seymour, Shapss, Martin & Company LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/Eugene M. Egeberg, CPA
Eugene M. Egeberg, CPA
Baltimore, Maryland